Exhibit 99.1

Mace's Agreement with CW Acquisition to Sell Its 12 Arizona Car Washes Has Been Terminated; Mace Receives the $312,500 Deposit as Liquidated Damages

     MOUNT LAUREL, N.J.--(BUSINESS WIRE)--Aug. 8, 2006--Mace Security International, Inc. ("Mace") (Nasdaq:MACE), a manufacturer of electronic surveillance and personal defense products and an owner and operator of car wash facilities, today announced that the agreement with CW Acquisition Corporation, LLC ("CW Acquisition") to sell its 12 Arizona car washes has been terminated. CW Acquisition was unable to close as scheduled on or before August 4, 2006.
     Mace had agreed to extend the closing date to August 4, 2006. The closing date was previously extended from June 15, 2006 to July 31, 2006. In exchange for the extension to August 4, 2006, CW Acquisition turned over to Mace the $300,000 deposit it posted under the Asset Purchase Agreement dated February 26, 2006 and wired to Mace an additional $12,500 increase in the deposit. CW Acquisition was unable to arrange its funding by August 4, 2006, and the transaction was terminated. Mace has retained the $312,500 deposit as liquidated damages.
     Several parties have contacted Mace expressing their interest in purchasing the 12 Arizona car washes, as well as Mace's other remaining car washes. Mace continues to explore the sale of its remaining car washes with the goal of using the proceeds to pay down debt and fund further expansion of its Security Segment.
     Mace Security International, Inc. is a manufacturer of electronic surveillance and personal defense products, and an owner and operator of car wash facilities. Information about Mace and becoming a Mace Professional Authorized Dealer is available at www.mace.com. The Company's consumer e-commerce web site is www.macecatalog.com.
     Certain statements and information included in this press release constitute "forward-looking statements" within the meaning of the Federal Private Securities Litigation Reform Act of 1995. When used in this press release, the words or phrases "will likely result", "are expected to", "will continue", "is anticipated", "estimate", "projected", "intend to" or similar expressions are intended to identify "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are subject to certain risks, known and unknown, and uncertainties, including but not limited to economic conditions, dependence on management, dilution to shareholders, limited capital resources, the effects of weather on the demand for car care services, the effects of rapid growth on Mace and the ability of management to effectively respond to that growth, our ability to achieve operating synergies, our ability to compete against established competitors, regulatory matters, the effects of competition, and our ability to obtain additional financing. Such factors could materially adversely affect Mace's financial performance and could cause Mace's actual results for future periods to differ materially from any opinions or statements expressed within this press release. Additional discussion of factors that could cause actual results to differ materially from management's projections, forecasts, estimates and expectations are contained under the heading "Risk Factors" in Mace's SEC filings, including its registration statements and its periodic reports on Form 10-K and Form 10-Q. This press release should be read in conjunction with the financial statements and notes contained in Mace's annual reports on Form 10-K and quarterly reports on Form 10-Q.


     CONTACT: Mace Security International, Inc.
              Eduardo Nieves, Jr., 954-449-1313